July 1, 1998


Mr. Don Anderson
GolfGear International, Inc.
5481-A Commercial Drive
Huntington Beach, California 92649

RE:	LETTER OF ENGAGEMENT
Commencement of Financial Communications

Dear Mr. Anderson:

We are prepared to embark upon a program of financial communications activities on behalf of GolfGear International, Inc. ("GolfGear" or "the Company"). By separate cover and documentation previously submitted, entitled, "GolfGear
International, Inc.  Financial Communications Program
Recommendations," we have detailed our intended activities.

The objective of such Program is broaden the awareness of the Company in the U.S. through a methodical, disciplined and proven system of financial communications thereby generating interest in the Company's securities with a goal of achieving the highest sustainable market value for those securities.

The official commencement date of our activities shall be July 1, 1998, subject to the mutual acceptance of the terms and conditions outlined herein and our receipt of the first month's retainer of $4,000 less a 5% prompt payment discount (not $3,800). Retainers in subsequent months under this agreement can also be reduced by five percent (5%) to $3,800 if paid by the 15th of each month.

In this relationship, Magnum Financial Group, LLC ("Magnum") agrees to comply fully with all federal and state securities laws and regulations, industry guidelines and applicable corporate law. Additionally, our firm shall maintain the confidentiality of all information of GolfGear not cleared by the Company for public release.

Magnum represents and warrants that at no time prior to this date has the firm, nor any of its principals, members, or employees, been a party to any violation of securities laws, indictment, conviction or investigation of same. Magnum further warrants that if during the term of this agreement, any of its principals, members, or employees become party to a violation of such laws, then Magnum shall notify GolfGear within one (01) day from the time authorities notify Magnum. GolfGear, may at its option, elect to terminate immediately if these representations and warranties are breached.

GolfGear agrees to indemnify and hold harmless Magnum, including its principals, members, and employees from and against any and all losses, claims, damages, expenses and/or liabilities which Magnum may incur arising out Magnum's reliance upon and approved use of information, reports, and data furnished by and representations made by GolfGear, with respect to itself, whereby Magnum in turn distributes and convey such information, reports, and data to the public in the normal course of representing GolfGear in financial communications activities. Such indemnification shall include, but not be limited to, expenses (including all attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by Magnum in connection with an action, suit or proceeding brought against Magnum and/or its principals, members, or employees.

As consideration for the services Magnum has agreed to provide
GolfGear, Magnum shall receive a $4,000 monthly retainer, which can be reduced by five percent (5%) to $3,800 monthly if paid by the 15th of each month.

In addition to the monthly retainer, GolfGear shall issue to Magnum warrants for 150,000 shares of the Company's common shares. Of those warrants, 50,000 shall vest immediately and be exercisable at $2.00/share. Another 50,000 of the Warrants shall vest at the six month anniversary of this agreement and be exercisable at $2.50/share. The remaining 50,000 Warrants shall vest at the 12-month anniversary of this agreement and be exercisable at $3.00/sliare. The Warrants carry 2-year terms from date(s) of issue, provide for cashless exercise, and provide for "piggyback" registration rights of which cost for such registration shall be born by GolfGear.

As typical with the rendering of professional services, we shall invoice GolfGear for a prorata share of indirect costs for telephone, on-line information services, and relevant reference materials. These additional charges normally run approximately $300-$350 per month. In addition, GolfGear will normally incur other direct costs for printing, postage, 35mm color slides, color and black & white reproductions, Wire distribution services, meetings, and monthly maintenance of the contact database we develop for you. It is the policy of Magnum to pass through these additional direct and indirect costs without markup, and to have them billed directly to the client, where practicable.

Monthly expenses incurred while engaging in financial communications and investor relations activities on behalf of GolfGear shall be itemized and invoiced at the end of each month hereafter and due within fifteen (15) days of receipt. The purchase of goods and services by vendors and others outside of Magnum related to our carrying out the subject activities for GolfGear shall first be approved by GolfGear and then billed directly to GolfGear.

Our retainer fees are designed to provide a planned financial communications program that is implemented consistently over a period of time based on a reasonable estimate of the hours of work required to effect that plan. For reasons beyond our control, particularly in times of client crisis (proxy fights, auditor resignations, class-action litigation, suspension of trading, delisting of securities, frenzied trading activity, etc) the client may require our involvement beyond the scope of our Agreement. In such situations, with approval by GolfGear, we will provide additional services for additional fees billed on an hourly basis at the rate of $200.00 per hour.

Further, while our scope of work traditionally interfaces with investment bankers and investment funds in the financial community, we do not engage in corporate finance. Our services are defined as financial communications and investor relations, and our fees are structured to cover only these services. Should GolfGear require any form of financing, we would be more than pleased to introduce you to the appropriate banking firms for those services.

This engagement shall become effective directly following the signing of this Agreement and receipt of the first month's retainer, and shall continue for a duration of one (01) year and continue thereafter on a month-to-month basis. This engagement may be terminated by either party after the initial one year period by providing one (1) month written notice to the other and delivering same by registered mail.

Should the terms and conditions outlined herein meet with your approval, please sign, and enter the date as provided for below. Retain a copy of this Agreement for your files and forward an original of same to us along with a check in the amount of $3,800 as the first month's retainer.

On behalf of the principals and entire staff at Magnum Financial
Group, we wish to thank you for your confidence in retaining our firm. Your account team looks forward to working with you now and in the future toward mutually beneficial goals.

Respectfully:
MAGNUM FINANCIAL GROUP, LLC

/s/  Michael Manahan		             				/s/  Steven Johnson
     Michael Manahan						                  Steven Johnson
     Principal                              Principal

In full agreement and acceptance of the terms and conditions herein:

GOLFGEAR INTERNATIONAL, INC.


By: /s/ Donald Anderson
        Donald Anderson, President
Dated: July 6, 1998